Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

CYTOSORBENTS CORPORATION

A NEVADA CORPORATION

AND

CYTOSORBENTS CORPORATION

A DELAWARE CORPORATION

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of the 3rd day of December is made by and between CytoSorbents Corporation, a Nevada corporation (“CytoSorbents NV”) and CytoSorbents Corporation, a Delaware corporation (“CytoSorbents DE” also known as the “Surviving Entity”).

WITNESSETH

WHEREAS, the Board of Directors and stockholders of CytoSorbents NV have deemed it advisable and in the best interests of the stockholders to change the domicile of CytoSorbents NV from the State of Nevada to the State of Delaware and have incorporated CytoSorbents DE as a wholly owned subsidiary in the State of Delaware for the purpose of merging CytoSorbents NV with and into CytoSorbents DE;

WHEREAS, the Board of Directors and sole stockholder of CytoSorbents DE deems it advisable and in the best interests of CytoSorbents DE and its sole stockholder that CytoSorbents NV be merged with and into CytoSorbents DE as permitted by Section 252 of the General Corporation Law of Delaware (the “Delaware Laws”) and the applicable laws of Nevada under and pursuant to the terms and conditions hereinafter set forth;

WHEREAS, the Board of Directors of CytoSorbents NV deems it advisable and in the best interests of CytoSorbents NV and its stockholders that CytoSorbents NV be merged with and into CytoSorbents DE as permitted by the Nevada Revised Statutes, 92A (the “Nevada Laws”) and the Delaware Laws under and pursuant to the terms and conditions hereinafter set forth;

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), CytoSorbents NV shall have an authorized capitalization consisting of 45,000,000 shares of Common Stock, par value $0.001 per share (the “CytoSorbents NV Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “CytoSorbents NV Preferred Stock”);

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), CytoSorbents DE shall have an authorized capitalization consisting of 45,000,000 shares of Common Stock, $0.001 par value per share (the “CytoSorbents DE Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “CytoSorbents DE Preferred Stock”);

WHEREAS, the stockholders and directors of CytoSorbents NV and the stockholders and directors of CytoSorbents DE have duly approved this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the applicable Delaware Laws and the applicable Nevada Laws, the parties hereto have agreed and covenanted, and do hereby agree and covenant as follows:

1. Terms and Conditions of Merger. At the Effective time (as hereinafter defined), CytoSorbents NV shall be merged with and into CytoSorbents DE pursuant to the provisions of the Delaware Laws (the “Merger”), and CytoSorbents DE shall be the Surviving Entity.

The date and hour on which the Merger occurs and becomes effective is hereinafter referred to as the “Effective Time”. The Merger shall be effective upon the filing of the Certificate of Merger of CytoSorbents DE with the Secretary of State of Delaware pursuant to Section 252 of Delaware Laws and the simultaneous filing of the Articles of Merger of CytoSorbents NV with the Secretary of State of the State of Nevada pursuant to Section 92A.200 of Nevada Laws which shall take place as at some time following the approval of this Agreement by the stockholder and directors of CytoSorbents DE and the stockholders and directors of CytoSorbents NV and compliance with Section 14(c) of the Securities Exchange Act of 1934, as amended.

2. Name, Charter, Bylaws, Directors and Officers. From and after the Effective Time:

2.1 The name of the Surviving Entity shall be: CytoSorbents Corporation.

2.2 The current Certificate of Incorporation of CytoSorbents DE shall be the Certificate of Incorporation of the Surviving Entity, as amended and restated in accordance with the Certificate of Merger.

2.3 The current Bylaws of CytoSorbents DE shall be the Bylaws of the Surviving Entity.

2.4 The directors and officers of CytoSorbents DE at the Effective Time shall be unchanged and remain the directors and officers from and after the Effective Time until the expiration of their current terms and until their successors are elected and qualify, or prior resignation, removal or death, subject to the Certificate of Incorporation and Bylaws of the Surviving Entity.

3. Succession. On the Effective Date, CytoSorbents DE shall succeed CytoSorbents NV in the manner and as more fully set forth in the Delaware Laws and specifically as follows:

(a) The separate corporate existence of CytoSorbents NV shall cease, and the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, liabilities and duties of CytoSorbents NV;

(b) All rights, privileges, powers and franchises of CytoSorbents NV and all property, real, personal and mixed, and all debts due to CytoSorbents NV on whatever account, as well as for share and note subscriptions and all other things in action or belonging to CytoSorbents NV shall be vested in the Surviving Entity;

(c) All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of CytoSorbents NV, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or the State of Nevada, or of any of the other states of the United States, in CytoSorbents NV shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of CytoSorbents NV shall be preserved unimpaired;

(d) All debts, liabilities and duties of CytoSorbents NV shall thenceforth attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it;

(e) All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of CytoSorbents NV , its stockholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the valid and effective acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Entity without any further action of the Surviving Entity and shall be as effective and binding thereon as the same were with respect to CytoSorbents NV; and

(f) At the Effective Time of the Merger, each employee benefit plan, incentive compensation plan and other similar plans to which CytoSorbents NV is then a party shall be assumed by, and continue to be the plan of, the Surviving Entity without any further action of the Surviving Entity. To the extent any employee benefit plan, incentive compensation plan or other similar plan of CytoSorbents NV provides for the issuance or purchase of, or otherwise relates to, CytoSorbents NV stock, after the Effective Time of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Surviving Entity’s stock.

4. Further Assurances. From time to time, when and as required by CytoSorbents DE or its successors and assign, there shall be executed and delivered on behalf of CytoSorbents NV such deeds and other instruments, and there shall be taken or caused to be taken by or on behalf of CytoSorbents NV such further and other action, as shall be appropriate or necessary to vest, perfect or confirm, of record or otherwise in CytoSorbents DE, the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CytoSorbents NV, and otherwise to carry out the purposes of this Agreement, and the officers and the directors of CytoSorbents NV are fully authorized by and on behalf of CytoSorbents NV to take any and all such action to execute and deliver any and all such deeds and other instruments.

5. Stock and Stock Certificates. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof;

(a) each one (1) share of CytoSorbents NV Common Stock outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) share of fully-paid and non-assessable shares of CytoSorbents DE Common Stock.

(b) all of the outstanding shares of CytoSorbents DE Common Stock which shares are held by CytoSorbents NV shall be automatically cancelled.

(c) Each share of CytoSorbents NV Common Stock and each share of CytoSorbents NV Preferred Stock, if any, held in treasury immediately prior to the Effective Time shall be cancelled and no shares of other securities of the Surviving Entity shall be issued in respect thereof.

(d) All of the options and warrants to acquire, or instruments convertible into, shares of CytoSorbents NV Common Stock held by any person shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, share for share, into options and warrants, or convertible instruments, respectively, of the Surviving Entity.

(e) From and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of CytoSorbents NV Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of CytoSorbents DE Common Stock into which such shares have been converted as herein provided. The registered owner on the books and records of CytoSorbents NV of any such outstanding stock certificates shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity, have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the CytoSorbents DE Common Stock evidenced by such outstanding certificates as provided.

6. Amendment and Termination. Subject to applicable law, this Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time. Subject to applicable law, this Agreement may be terminated by the Board of Directors of CytoSorbents DE or the Board of Directors of CytoSorbents NV at any time prior to the Effective Time.

7. Miscellaneous. For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Board of Directors have caused this Agreement to be executed by the Chief Executive Officer as of the day and year first above written.

SURVIVING ENTITY:	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
Dr. Phillip P. Chan
President and Chief Executive Officer

CYTOSORBENTS (NV):	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
Dr. Phillip P. Chan
President and Chief Executive Officer